                                                                 EXHIBIT 11
                               Polymer Group, Inc.

                        Computation of Earnings Per Share

                                 (In Thousands)



                                                                     Fiscal Year
                                                   ------------------------------------------------
                                                       1996            1995             1994
                                                   -------------  ---------------- ----------------
PRIMARY (LOSS) PER COMMON SHARE
Net (loss) applicable to common stock (A)              $(2,130)       $(28,446)        $(23,919)

Weighted average shares outstanding                     27,688          20,500           20,500

Primary (loss) per common share                      $    (.08)      $   (1.39)       $   (1.17)

(LOSS) PER COMMON SHARE ASSUMING FULL
     DILUTION
Net (loss) applicable to common stock (A)              $(2,130)      $ (28,446)        $(23,919)

Weighted average shares outstanding                     27,688          20,500           20,500

(Loss) per common share assuming full dilution       $    (.08)      $   (1.39)       $   (1.17)



(A) Includes cumulative dividends on redeemable preferred stock of approximately $3.0 million, $4.8 million and $1.2 million in 1996, 1995 and 1994, respectively.

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